Ashford Hospitality Trust's Governance Reforms:

What's missing, and why it matters.

UNITE HERE!

October 29, 2014

www.unlock-ashford.org

On October 27th, 2014 Ashford Hospitality Trust (AHT) restored some of the rights stripped from shareholders ahead of the spinoff of Ashford Inc.

These reforms, while welcome, don't go far enough in mitigating governance risk at AHT.

A special meeting is needed to fully restore shareholder rights and preserve strategic alternatives for AHT shareholders.

Why do we still need a Special Meeting?

1. The planned spin-off of Ashford Inc. and restructuring of AHT are significant transactions; shareholders deserve **an opportunity to vote** on them.

2. Ashford Inc. will exercise direction over client REITs, yet **Inc.'s shareholders will have fewer rights**. Inc. shareholders need to be able to **hold board members accountable**.

3. Shareholders can **protect our rights at AHT** by requiring shareholder approval to stagger AHT's board, change the threshold required to call a special meeting or remove our right to amend bylaws.

1. The opportunity to **vote**

We have raised many questions about potential **risks, flaws** and **conflicts** in the planned restructuring.

These concerns haven't gone away.

- Company reports suggest Ashford Prime may be more expensive to manage as an externally advised REIT. Will the same be true for AHT?
- AHT will lose advisory income from Ashford Prime and begin paying fees to Inc. What will be the impact on AHT's EBITDA?
- Why did insiders have an opportunity to purchase Inc. assets off-market ahead of the spinoff?
- Will the public markets apply a discounted valuation to AHT as an externalized REIT?
- Will all AHT investors be able to invest in Inc. as a C-Corp with a market cap below $100 million?

2. Restoring our rights at Inc.

Ashford Inc. will be spun off as a company with a staggered board. Ashford plans to let Inc. shareholders vote to declassify at its first annual meeting.

Why is that a problem?

1. Insiders can increase their stake of Inc. common stock post spinoff, possibly to the point of control. Management hasn't said they'd support a proposal to declassify.
2. Ashford has said it won't restore shareholders' right to remove directors without cause unless the shareholder vote to declassify passes.
3. Even if the declassification vote passes, it could take years to take effect.

3. Protecting our rights at Trust

In February 2014, Ashford's board removed our right to make binding bylaw amendments, and changed the threshold for calling a special meeting – unilaterally. Now these rights are (mostly) back.

For how long?

At a special meeting, shareholders could pass binding resolutions to make sure these rights can't be removed without shareholder approval:

- To elect directors annually
- To make binding by-law amendments
- To call a Special Meeting with the support of 25% of shares outstanding

Other outstanding questions:

- Ashford Inc. has other anti-takeover protections at its disposal (e.g., Delaware anti-takeover statute; ability to issue stock without shareholder approval); are a classified board and restrictions on director removal necessary?
- Ashford intends to restore shareholders' right to call a special meeting at Inc., but only with 50% of shares outstanding. If insiders control Inc. common stock, it could be difficult to call a special meeting.
- Ashford Trust shareholders can hold annual advisory votes on executive compensation. Why do Inc. shareholders only vote once every three years?